                                                FILED PURSUANT TO RULE 424(b)(3)
                                                              FILE NO. 333-45295



SUPPLEMENT TO
PROSPECTUS DATED AUGUST 5, 1998


                                     ECOLAB INC.

                            555,018 SHARES OF COMMON STOCK


     This document supplements the Prospectus, dated August 5, 1998, relating to the proposed sale of up to 555,018 shares of common stock (including the preferred stock purchase rights attached to those shares).

     On October 13, 1998, Sherman Gleekel, who was identified in the Prospectus as beneficially owning 250,514 of the offered shares, transferred 23,760 of those shares to his children and trusts created for the benefit of his grandchildren. The name of each transferee and the number of shares transferred is indicated below.

                                                 Shares
     Transferee                                Transferred
     ----------                               -------------
     Peter Gleekel                                7,000
     Mack Gleekel                                 7,000
     Anthony Gleekel                              7,000
     Cade Daniel Gleekel Trust
     u/a dated July 22, 1998(1)                     690
     Benjamin Brozic Gleekel Trust
     u/a dated July 22, 1998(1)                     690
     Isabel Brozic Gleekel Trust
     u/a dated July 22, 1998(1)                     690
     Joseph Ross Gleekel Trust
     u/a dated July 22, 1998(1)                     690

    (1)   Peter, Mack and Anthony Gleekel are the Trustees of these trusts.

     Each of these transferees will be a "Selling Stockholder" under the Prospectus and the shares transferred to them will be covered by the Prospectus. The table on page 5 of the Prospectus is amended to add the information provided above.

              THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 20, 1998